Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS FOURTH QUARTER AND ANNUAL 2013 REVENUES AND EARNINGS

Omaha, Nebraska, January 28, 2014:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the fourth quarter and year ended December 31, 2013.

Summarized financial results for fourth quarter and year 2013 compared to fourth quarter and year 2012 are as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Total revenues	$517,920	$509,694	2%	$2,029,183	$2,036,386	0%
Trucking revenues, net of fuel surcharge	332,592	330,081	1%	1,287,656	1,309,503	(2)%
Value Added Services (“VAS”) revenues	91,234	78,316	16%	361,384	324,155	11%
Operating income	36,089	43,124	(16)%	139,726	171,444	(19)%
Net income	22,175	25,981	(15)%	86,785	103,034	(16)%
Earnings per diluted share	0.30	0.35	(14)%	1.18	1.40	(16)%

Operating income for fourth quarter 2013 of $36.1 million improved sequentially by 11% compared to $32.6 million for third quarter 2013 due primarily to a more favorable freight market. Fourth quarter 2013 freight demand (as measured by the daily morning ratio of loads to trucks in our One-Way Truckload network) showed normal seasonal improvement in October and November, with some further demand strengthening during this quarter’s compressed retail selling period between Thanksgiving and Christmas compared to the same holiday period a year ago. Freight trends thus far in 2014 have been better than the same period in 2013. Severe weather in December 2013 and early January 2014 created a build up of freight demand but also resulted in higher operating expenses such as maintenance and insurance and lower miles per truck.

Average revenues per total mile, net of fuel surcharge, rose 3.1% in fourth quarter 2013 compared to fourth quarter 2012 due partially to higher seasonal capacity surcharges in the One-Way Truckload fleet and higher average revenue per mile in the Specialized Services unit in fourth quarter 2013. During fourth quarter 2013, the Company increased its emphasis on minimizing empty miles and maximizing utilization in its One-Way Truckload fleet. We believe there are several truckload capacity constraints including an older industry truck fleet, the higher cost of new trucks and trailers, significant regulatory changes, increased trucking company failures and a challenging driver market. We continue to work jointly with our customers to secure sustainable transportation solutions across all modes and to offset increased rates through enhanced optimization and transportation solutions whenever possible.

Werner Enterprises, Inc. - Release of January 28, 2014

Average monthly miles per truck for the Company declined by 2.2% in fourth quarter 2013 compared to fourth quarter 2012 and increased by 2.6% compared to third quarter 2013. The Federal Motor Carrier Safety Administration (“FMCSA”) revised driver hours of service ("HOS”) rules became effective July 1, 2013. Among the changes were more restrictive requirements covering driver use of the 34-hour restart rule and a new mandatory 30-minute rest period after 8 hours on duty. As expected, the Company believes that these hours of service changes negatively impacted miles per truck by two to three percent. The Company continues to work closely with its customers and drivers to minimize the impact of these changes and obtain adequate rate relief. In addition to the HOS changes, truck mix changes (more Specialized Services, less One-Way Truckload) and a 4% shorter length of haul in fourth quarter 2013 compared to fourth quarter 2012 also affected truck utilization.

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and Logistics (VAS). In fourth quarter 2013, we averaged 7,157 trucks in service in the Truckload segment and 50 intermodal drayage trucks in the VAS segment. We ended the quarter with 7,050 trucks in the Truckload segment and 49 intermodal drayage trucks in the VAS segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,425 trucks (or 49% of our total Truckload segment fleet).

Diesel fuel prices were 16 cents per gallon lower in fourth quarter 2013 than in fourth quarter 2012 and were 6 cents per gallon lower than in third quarter 2013. For the first 28 days of January 2014, the average diesel fuel price per gallon was 5 cents lower than the average diesel fuel price per gallon in the same period of 2013 and 15 cents lower than in first quarter 2013. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in our industry remains constrained by economic and safety regulatory factors. Following the 2008 recession, class 8 truck builds have been low, resulting in an industry average truck age that remains historically high at 6.6 years. It is very difficult for many smaller and medium size private carriers to replace their older, lower-value trucks with much higher cost, EPA-compliant new trucks, which significantly reduces the risk of trucks being added to the market. We reduced the average age of our much younger truck fleet by half a year during 2011 and 2012, with net capital expenditures totaling $457 million during that two-year period. The significantly higher cost of new trucks and resulting higher depreciation expense and related diesel exhaust fluid costs is not being recovered through a single year customer rate review cycle. We continue to invest in equipment solutions including more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts to improve the mile per gallon efficiency of our fleet. Net capital expenditures in 2013 were $152 million. We estimate capital expenditures for the year 2014 to be in the range of $150 to $200 million. The average age of our truck fleet as of December 31, 2013, was 2.4 years, and our goal is to maintain our average truck age at approximately this level during 2014. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting and retention market became even more challenging during fourth quarter 2013. Significant factors included a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate, and increased job competition from the strengthening housing construction and hydraulic fracturing markets.

Werner Enterprises, Inc. - Release of January 28, 2014

Gains on sales of assets were $3.7 million in fourth quarter 2013, including a $0.7 million gain from the sale of real estate. This compares to gains on sales of assets of $4.7 million in fourth quarter 2012 and $2.7 million in third quarter 2013. In fourth quarter 2013 we realized lower average gains per truck compared to fourth quarter 2012. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$91,234	100.0	$78,316	100.0	$361,384	100.0	$324,155	100.0
Rent and purchased transportation expense	78,172	85.7	65,450	83.6	305,582	84.6	274,326	84.6
Gross margin	13,062	14.3	12,866	16.4	55,802	15.4	49,829	15.4
Other operating expenses	10,693	11.7	8,934	11.4	41,138	11.3	33,830	10.5
Operating income	$2,369	2.6	$3,932	5.0	$14,664	4.1	$15,999	4.9

In fourth quarter 2013, VAS revenues increased $12.9 million or 16%, and operating income dollars decreased $1.6 million or 40%, compared to fourth quarter 2012. The increase in VAS revenues was due primarily to an increase in Brokerage shipments, and to a lesser extent, an increase in Intermodal shipments offset partially by a decrease in average revenue per shipment. Operating income was impacted by a lower gross margin percentage due to higher third party carrier rates as capacity tightened during fourth quarter 2013 compared to fourth quarter 2012.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $86.9 million and $95.4 million in fourth quarters 2013 and 2012, respectively, and $354.6 million and $376.1 million in 2013 and 2012, respectively) and the VAS segment are shown below.

	Three Months Ended December 31,			Year Ended December 31,
Operating Ratios	2013	2012	Difference	2013	2012	Difference
Truckload Transportation Services	89.8%	88.0%	1.8%	90.8%	88.4%	2.4%
Value Added Services	97.4%	95.0%	2.4%	95.9%	95.1%	0.8%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for fourth quarter 2013 and fourth quarter 2012 are 91.9% and 90.7%, respectively, and for 2013 and 2012 are 92.8% and 91.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of December 31, 2013, we had $40.0 million of debt outstanding and $772.5 million of stockholders' equity.

Werner Enterprises, Inc. - Release of January 28, 2014

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
	$	%	$	%	$	%	$	%
Operating revenues	$517,920	100.0	$509,694	100.0	$2,029,183	100.0	$2,036,386	100.0
Operating expenses:
Salaries, wages and benefits	139,244	26.9	137,039	26.9	545,419	26.9	544,322	26.7
Fuel	91,915	17.7	100,353	19.7	371,789	18.3	401,417	19.7
Supplies and maintenance	45,572	8.8	41,338	8.1	179,172	8.8	172,505	8.5
Taxes and licenses	21,928	4.2	22,252	4.3	86,686	4.3	90,002	4.4
Insurance and claims	17,342	3.3	16,797	3.3	71,177	3.5	65,593	3.2
Depreciation	45,709	8.8	42,879	8.4	173,019	8.5	166,957	8.2
Rent and purchased transportation	117,856	22.8	103,979	20.4	456,885	22.5	420,480	20.7
Communications and utilities	3,423	0.7	3,200	0.6	13,506	0.7	13,745	0.7
Other	(1,158)	(0.2)	(1,267)	(0.2)	(8,196)	(0.4)	(10,079)	(0.5)
Total operating expenses	481,831	93.0	466,570	91.5	1,889,457	93.1	1,864,942	91.6
Operating income	36,089	7.0	43,124	8.5	139,726	6.9	171,444	8.4
Other expense (income):
Interest expense	118	—	63	—	454	—	288	—
Interest income	(640)	(0.1)	(521)	(0.1)	(2,269)	(0.1)	(1,837)	(0.1)
Other	(43)	—	(83)	—	(170)	—	(173)	—
Total other expense (income)	(565)	(0.1)	(541)	(0.1)	(1,985)	(0.1)	(1,722)	(0.1)
Income before income taxes	36,654	7.1	43,665	8.6	141,711	7.0	173,166	8.5
Income taxes	14,479	2.8	17,684	3.5	54,926	2.7	70,132	3.4
Net income	$22,175	4.3	$25,981	5.1	$86,785	4.3	$103,034	5.1

Diluted shares outstanding	73,142		73,584		73,428		73,453
Diluted earnings per share	$0.30		$0.35		$1.18		$1.40

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
Truckload Transportation Services	$423,412	$428,968	$1,657,854	$1,699,349
Value Added Services	91,234	78,316	361,384	324,155
Other	3,847	2,372	11,342	11,782
Corporate	414	689	3,081	4,322
Subtotal	518,907	510,345	2,033,661	2,039,608
Inter-segment eliminations (1)	(987)	(651)	(4,478)	(3,222)
Total	$517,920	$509,694	$2,029,183	$2,036,386

Operating Income
Truckload Transportation Services	$34,439	$40,045	$119,597	$153,142
Value Added Services	2,369	3,932	14,664	15,999
Other	470	(549)	3,947	1,212
Corporate	(1,189)	(304)	1,518	1,091
Total	$36,089	$43,124	$139,726	$171,444

(1)	Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation. 2012 VAS segment revenues have been revised to conform to the current presentation.

Werner Enterprises, Inc. - Release of January 28, 2014

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Truckload Transportation Services segment
Average percentage of empty miles	11.91%	12.56%	(5.2)%	12.54%	12.29%	2.0%
Average trip length in miles (loaded)	461	482	(4.4)%	453	481	(5.8)%
Average tractors in service	7,157	7,156	—%	7,162	7,225	(0.9)%
Average revenues per tractor per week (1)	$3,575	$3,548	0.8%	$3,457	$3,486	(0.8)%
Total trailers (at quarter end)	21,980	22,415		21,980	22,415
Total tractors (at quarter end)
Company	6,380	6,505		6,380	6,505
Independent contractor	670	645		670	645
Total tractors	7,050	7,150		7,050	7,150

Value Added Services segment
Total VAS shipments	71,471	64,226	11.3%	277,430	265,411	4.5%
Less: Non-committed shipments to truckload segment	17,299	20,587	(16.0)%	75,852	79,025	(4.0)%
Net VAS shipments	54,172	43,639	24.1%	201,578	186,386	8.2%
Average revenue per shipment	$1,560	$1,643	(5.0)%	$1,627	$1,602	1.6%

Average tractors in service	50	40		45	22
Total trailers (at quarter end)	1,725	965		1,725	965
Total tractors (at quarter end)	49	39		49	39

(1)	Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Capital expenditures, net	$45,448	$44,680	$151,916	$224,927
Cash flow from operations	61,366	56,381	232,457	255,096
Return on assets (annualized)	6.5%	7.6%	6.5%	7.7%
Return on equity (annualized)	11.6%	13.7%	11.7%	13.6%

Werner Enterprises, Inc. - Release of January 28, 2014

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2013	December 31, 2012
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$23,678	$15,428
Accounts receivable, trade, less allowance of $9,939 and $10,528, respectively	231,647	211,133
Other receivables	10,769	8,004
Inventories and supplies	15,743	23,260
Prepaid taxes, licenses and permits	15,064	14,893
Current deferred income taxes	25,315	25,139
Other current assets	27,445	21,330
Total current assets	349,661	319,187

Property and equipment	1,727,737	1,690,490
Less – accumulated depreciation	750,219	696,647
Property and equipment, net	977,518	993,843

Other non-current assets	26,918	21,870
Total assets	$1,354,097	$1,334,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,678	$56,397
Current portion of long-term debt	—	20,000
Insurance and claims accruals	59,811	57,679
Accrued payroll	22,785	21,134
Other current liabilities	18,457	20,983
Total current liabilities	167,731	176,193

Long-term debt, net of current portion	40,000	70,000
Other long-term liabilities	14,710	15,779
Insurance and claims accruals, net of current portion	131,900	125,500
Deferred income taxes	227,237	232,531

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,713,920 and 73,246,598 shares outstanding, respectively	805	805
Paid-in capital	98,534	97,457
Retained earnings	830,842	758,617
Accumulated other comprehensive loss	(4,631)	(4,156)
Treasury stock, at cost; 7,819,616 and 7,286,938 shares, respectively	(153,031)	(137,826)
Total stockholders’ equity	772,519	714,897
Total liabilities and stockholders' equity	$1,354,097	$1,334,900

Werner Enterprises, Inc. - Release of January 28, 2014

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.